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                                                                     EXHIBIT 4.6

                          NATIONAL HOME CENTERS, INC.
                        1996 LONG-TERM PERFORMANCE PLAN
                (Amended and Restated Effective March 11, 1996)
                   NONQUALIFIED STOCK OPTION AWARD AGREEMENT


Date of Grant:


    THIS AWARD AGREEMENT, dated as of the date of grant first dated above (the "Date of Grant") is delivered by National Home Centers, Inc., an Arkansas corporation ("the Company") to ____________________________ (the "Grantee") who is an officer or employee of the Company or one of its subsidiaries (the Grantee's employer is sometimes referred to herein as the "Employer").

    WHEREAS, the Board of Directors of the Company (the "Board") on March 11, 1996, adopted the Amended and Restated National Home Centers, Inc. 1996 Long-Term Performance Plan (the "Plan"); and

    WHEREAS, the Plan was approved and ratified by the stockholders of the Company at the Company's Annual Meeting on June 6, 1996; and

    WHEREAS, the Plan provides for the granting of Nonqualified Stock Options by the Incentive Compensation Committee appointed by the Board (the "Committee") to directors, officers, and certain employees of the Company or any subsidiary of the Company (excluding directors and officers who are not employees) to purchase, or to exercise certain rights with respect to shares of the Company's Common Stock, in accordance with the terms and provisions thereof; and

    WHEREAS, the Committee considers the Grantee to be a person who is eligible for the grant of Nonqualified Stock Options under the Plan, and has determined that it would be in the best interest of the Company to grant the Nonqualified Stock Option documented herein.

    NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Option Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Grantee as of the Date of Grant, an option to purchase up to ___________ shares of the Company's Common Stock at a price of $______ per share (the "Exercise Price"), the fair market value of the Company's Capital Stock on the Date of Grant. Such option is hereinafter referred to as the "Option" and the shares of the Company's Capital Stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares." The Option shall vest as follows: [Insert Vesting Schedule]

    This Option is not intended to be an Incentive Stock Option as defined in
Section 422 of the Internal Revenue Code of 1986, and the Option granted under this Award Agreement shall not be treated as an Incentive Stock Option whether or not by its terms it meets the requirements of Section 422 of the Internal Revenue Code.

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2.  Termination of Option  (a)  Upon the occurrence of the Grantee's ceasing for any reason to be employed by the Employer (such occurrence being a "Termination of the Grantee's Employment"), the Option to the extent not previously exercised, shall terminate and become null and void immediately upon such Termination of the Grantee's Employment, except in a case where the Termination of the Grantee's Employment is by reason of retirement, disability or death.

    Upon a Termination of the Grantee's Employment by reason of retirement, disability or death, the Option may be exercised during the following periods, but only to the extent that the Option was outstanding and exercisable on any such date of retirement, disability or death: (i) the one-year period following the date of such Termination of the Grantee's Employment in the case of a disability (within the meaning of Section 22(e)(3) of the Internal Revenue
Code), (ii) the six-month period following the date of issuance of letters testamentary or letters of administration to the executor or administrator of a deceased Grantee, in the case of the Grantee's death during his employment by the Employer, but not later than one year after the Grantee's death, and (iii) the three-month period following the date of such termination in the case of retirement on or after attainment of age 65, or in the case of disability other than described in (i) above.

    (b) In the event of the death of the Grantee, the Option may be exercised by the Grantee's legal representative(s), but only to the extent that the Option would otherwise have been exercisable by the Grantee.

    (c) A transfer of the Grantee's employment between the Company and any subsidiary of the Company, or between any subsidiaries of the Company, shall not be deemed to be a Termination of the Grantee's Employment.

    (d) Notwithstanding any other provisions set forth herein or in the Plan, any unexercised portion of the Option shall immediately be null and void if the Grantee shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any subsidiary of the Company, including but not limited to, disclosing to anyone outside of the Company any confidential information or material relating to the business of the Company acquired by the Grantee either during or after the Grantee's employment with the Company, without prior written authorization from the Company; (ii) breach any covenant not to compete, or employment contract, with the Company or any subsidiary of the Company; or (iii) engage in conduct that would warrant the Grantee's discharge for cause (excluding general dissatisfaction with the performance of the Grantee's duties, but including any act of disloyalty or any conduct clearly tending to bring discredit upon the Company or any subsidiary of the Company).

3. Exercise of Options (a) The Grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the secretary of the Company written notice of intent to exercise. The notice of exercise shall specify the number of Option Shares as to which the Option is to be exercised and the date of exercise thereof (the "Exercise Date"), which date shall be at least five days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

    (b) Full payment (in U.S. dollars) by the Grantee of the option price for the Option Shares purchased shall be made on or before the Exercise Date specified in the notice of exercise in cash, or, with the prior written consent of the Committee, in whole or in part by means of tendering previously acquired shares of the Company's Capital Stock or surrendering exercisable options, either of which will be valued at fair market value on the Exercise Date.

    On the Exercise Date specified in the Grantee's notice or as soon thereafter as is practicable, the Company shall cause to be delivered to the Grantee, a certificate or certificates for the Option Shares then being purchased, out of theretofore unissued Capital Stock (or reacquired Capital Stock as the Company may elect) upon full payment for such Option Shares. The obligation of the Company to deliver its' Capital Stock

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shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of the Company's Capital Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

    (c) If the Grantee fails to pay for any of the Option Shares specified in such notice or fails to accept delivery thereof, the Grantee's right to purchase such Option Shares may be terminated by the Company. The date specified in the Grantee's notice as the Exercise Date shall be deemed the Exercise Date, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date.

4. Adjustment of and Changes in Stock of the Company In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of Capital Stock of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of stock subject to the Option or in the option price.

5. Fair Market Value As used herein the "fair market value" of a share of the Company's Capital Stock shall have the same meaning as established in Section 2(h) of the Plan.

6. No Rights of Stockholders Neither the Grantee nor any personal representative shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of the Company's Capital Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the Exercise Date.

7. Non-Assignability of Option During the Grantee's life time, the Option hereunder shall be exercisable only by the Grantee or any guardian or legal representative of the Grantee, and the Option shall not be assignable except, in case of the death of the Grantee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee and it shall thereupon become null and void.

8. Employment Not Affected Neither the granting of the Option nor its exercise shall be construed as granting to the Grantee any right with respect to continuance of employment with the Employer. Except as may otherwise be limited by a written agreement between the Employer and the Grantee, the right of the Employer to terminate at will the Grantee's employment with the Employer at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by the Company, as the Employer or on behalf of the Employer (whichever the case may be), and acknowledged by the Grantee.

9. Amendment of Option The Option may be amended by the Board or the Committee at any time (i) if the Board or the Committee determines, in its sole discretion, that an amendment is necessary or advisable in light of any addition to or change in the Internal Revenue Code of 1986, as amended, or in the regulations issued thereunder, or pursuant to any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Option; or (ii) other than in the circumstances described in clause (i) with the consent of the Grantee.

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10. Withholding Tax  If the exercise of any rights granted in this Award
Agreement or the disposition of the Option Shares following the exercise of the such rights results in Grantee's realization of income which for federal, state or local income taxes is, in the opinion of Company, subject to the withholding of tax, Grantee shall pay the company an amount equal to such withholding tax (or Company may withhold such amount from Grantee's salary) prior to delivery of certificates evidencing the Option Shares purchased.

11. Notice Any notice to the Company provided for in this instrument shall be addressed to it in care of Brent A. Hanby at its executive offices at Highway 265, Springdale, Arkansas 72765, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Employer. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

12. Incorporation of Plan by Reference The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan.
The Committee shall interpret and construe the Plan and this instrument, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder.

13. Governing Law The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the laws of the State of Arkansas, except to the extent preempted by federal law, which shall to the extent of preemption govern.

    IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest the grant of this Option, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

                                  NATIONAL HOME CENTERS, INC.

                                  By
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                                     Dwain A. Newman
                                     Chairman and Chief Executive Officer

Attest:

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Brent A. Hanby
Chief Financial Officer

                                  ACCEPTED AND AGREED TO:


                                  By
                                    ----------------------------------------
                                     Grantee

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